Exhibit 10.7(l)

Frank Gusmus	1/8/09
1134 St Vincent Place
Memphis, TN 38120

RETENTION AGREEMENT

          This Agreement is made by and between Frank Gusmus, (“you”) and First Tennessee Bank National Association and its predecessors, successors, assigns, subsidiaries, parents, affiliates, and their respective directors, officers, employees and agents, attorneys and representatives, both past, present, or future (“the company”).

          This Agreement supersedes any previous agreement between you and the company related to the term of your employment.

          1. Agreement

          Your signature at the conclusion of this document represents your voluntary acceptance of this Agreement. This Agreement should be returned to Linda Bacon, Mgr. Employee Relations after you have fully executed it.

          2. Consideration

          The Company agrees to employ you unless a termination for cause occurs as described in section 2(a) herein, and you agree to remain in the position of President of FTN Financial until December 31, 2011 or later. The Company also agrees to vest any unvested restricted stock upon your retirement. In return for the Company’s agreements described in this section, you agree to the post-employment restrictions contained in section 3 of this Agreement.

          Nothing in this Agreement is intended to affect your Directors and Executives Deferred Compensation Plan (“D & E plan”) benefits as previously approved by the Compensation Committee of the Board of Directors. All of the terms and conditions of that plan will continue as if you had remained an employee of the Company until the age of sixty-five (65). You will be entitled to all benefits including payments beginning at the age of sixty-five (65) unless you are entitled to earlier payments as provided for by the plan, for example, due to a change in control.

          You acknowledge that you are not otherwise entitled to the benefits described in this section. Payments or benefits to which you are already entitled will be paid in accordance with the applicable policies and plans.

          2(a). Your employment will only be terminated by the Company prior to December 31, 2011 for cause, which shall mean a) your death; b) your disability, as such term is defined pursuant to the provisions of the Company’s long-term disability plan; c) your acting unlawfully or with gross negligence in a manner materially detrimental to the Company or any of its affiliates; d) your failure substantially to perform your duties or responsibilities or to follow any reasonable direction of the Company; e) your willful breach or habitual neglect of your duties hereunder; f) your conviction of a felony or commission of any act involving dishonesty or fraud; or g) your violation of the published policy or policies of the Company.

          3. Non-Competition, Non-Solicitation and Non-Interference

          For a period of two (2) years following the termination of your employment with the Company, whether on December 31, 2011 or any other date, you agree that:

          A. Non-Competition: You will not directly or indirectly engage as an owner, employer, employee, director principal agent or otherwise, with any company engaged in a similar line of business in competition with the Company.

          B. Non-Solicitation: You will not, without the express written approval of the Company, directly or indirectly, on behalf of yourself or for others, solicit or contact in any manner (with the intent of providing any service or product competitive with any service or product which is provided at the time of such contact by the Company) any customer of the Company with whom you had actual contact while employed by the Company.

          C. Non-Interference: You will not directly or indirectly induce or encourage:

(i) any employee or contractor of the Company to leave his/her position to seek employment or association with any person or entity other than the Company; or

(ii) any dealer, supplier or customer of the Company to modify or terminate any relationship, whether or not evidenced by a written contract, with the Company.

          You acknowledge and agree that the restrictions set forth in paragraph 3 hereof are reasonable and necessary for the protection of Company business and goodwill. You further agree that if you breach or threaten to breach any of your obligations in this Agreement, the Company in addition to any other remedies available to it under the law may obtain specific performance and/or injunctive relief against you to prevent such continued or threatened breach. You also acknowledge and agree that the Company shall be reimbursed by you for all attorneys’ fees and costs incurred by it in enforcing any of its right or remedies under this section or any other provision of the Agreement.

          4. Severability

          A finding that any provision of this Agreement is void or unenforceable shall not affect the validity or enforceability of any other provisions of this Agreement.

          5. Drafting

          This Agreement is a product of negotiations between the parties and in construing the provisions of this Agreement, no inference or presumption shall be drawn against either party on the basis of which party or their attorneys drafted this Agreement.

          6. Sole Agreement

          By your signature, you also confirm that the only consideration for your signing this Agreement are the terms set forth within it, and that, other than as set forth herein, no other promise or agreement of any kind has been made to you by the Company or anyone acting by, for, or on its behalf.

          YOU ALSO AFFIRM THAT YOU HAVE BEEN FREE TO DISCUSS THIS MATTER PRIVATELY AND THOROUGHLY WITH AN ATTORNEY OF YOUR CHOICE AND THAT YOU FULLY UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ITS FINAL AND BINDING EFFECT.

          This Agreement may be enforced by the parties in any state or federal court of competent jurisdiction.

          This Agreement is signed in duplicate originals at First Tennessee in Memphis, Tennessee.

I HAVE READ, UNDERSTOOD AND KNOWINGLY VOLUNTARILY SIGNED AND ACCEPTED WITH FULL KNOWLEDGE OF MY RIGHTS ON THE DATE SET FORTH BELOW.

/s/ Frank Gusmus	1/8/09

Frank Gusmus	Date

Witnessed by:

/s/ Denise L. Mueller	1/8/09

Notary of the State of Tennessee	[Notary Seal]

DESCRIPTION OF KEY COMPENSATION TERMS APPLICABLE TO
EMPLOYMENT RELATIONSHIP OF FRANK GUSMUS AT 1/8/2009

The following is a description of the key compensation terms in effect for Frank Gusmus at the time the Retention Agreement was entered into between Mr. Gusmus and First Tennessee Bank National Association. These are the key terms that became effective in 2009 and are part of the employment relationship that is the subject of that Agreement.

________________________________________________

Annual salary rate:
$600,000

Annual bonus opportunity:

Mr. Gusmus’ annual bonus is 15% of the manager’s bonus pool established and measured in accordance with the Capital Markets Incentive Compensation Plan. Bonuses will be paid through, and will be subject to the conditions of, the 2002 Management Incentive Plan. Therefore, each bonus is subject to Compensation Committee oversight and discretion. If a bonus amount exceeds $1,400,000, the excess will be paid in shares of restricted stock, granted under the 2003 Equity Compensation Plan, with vesting to occur three years from the grant date or upon retirement approved by the Compensation Committee. Total bonus (cash and restricted stock) for any year may not exceed $4,400,000.

Stock Awards other than as described above:
After 2008, no new grants are expected.

Retirement Benefits:

In addition to special benefits specified in the Retention Agreement and to ordinary benefits under plans generally available to a wide range of employees, Mr. Gusmus participates in the Pension Restoration Plan.